EXHIBIT 23.1

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.maddoxungar.com

May 7, 2008

To the Board of Directors of

Propell Corporation

Greenbrae, California

To Whom It May Concern:

Consent of Accountant

Maddox Ungar Silberstein, PLLC, hereby consents to the use in the Form S-1, Registration Statement under the Securities Act of 1933 of our report dated March 10, 2008, relating to the financial statements of Propell Corporation, a Delaware Corporation, for the period ending January 31, 2008 and of our report dated February 29, 2008 relating to the combined financial statements of Crystal Magic, Inc., a Florida corporation, Mountain Capital, LLC dba Arrow Media Solutions, and Auleron 2005, LLC, New York Limited Liability Companies, for the years ending December 31, 2007 and 2006.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC